Exhibit 99.1

June 12, 2013-NOCOPI TECHNOLOGIES, INC. PROVIDES INTERIM UPDATE ON CORPORATE ACTIVITIES

West Conshohocken, Pa., June 12, 2013/PR Newswire-Michael A. Feinstein, M.D., Chairman and CEO of Nocopi Technologies, Inc. today announced an update to the Company’s ongoing corporate activities. Dr. Feinstein stated the update will serve as a prelude to Nocopi’s filing of past overdue financial statements and other quarterly and annual reports. “Nocopi intends to be current in all reporting within the near future,” said Dr. Feinstein. “The financial restraints leading to our delay in the past year’s filings are in the process of being relieved and we intend to move forward.” Nocopi has been steadily increasing its business for both specialty inks used in the children’s education and entertainment industries, and for its ink technology used in the security marketplace.

Over the past six months, Nocopi has renewed and added new licensees to its impressive portfolio of children’s publishers and toy companies. In addition, Nocopi has broadened its line of patented and proprietary specialty inks licensed to these companies and continues with vigorous research and development activities in search of new ink technologies and applications.

The Company is proud of the wide and growing distribution of products utilizing its technologies. “It is now possible to find children’s products enabled by our unique and proprietary technologies in venues such as major chain stores, specialty shops, travel shops, drug stores, supermarkets, and over the internet,” said Dr. Feinstein. “It is also possible to now find our technologies incorporated into products being marketed on several continents,” he added.

At the same time, Nocopi has added several new accounts to its security product lines. From retail sales protection to the manufacturing of automotive parts, Nocopi offers a tested security technology to inhibit and deter the diversion or counterfeiting of valuable merchandise. “We continue to upgrade and add to our portfolio of security technologies, and we maintain exceptional research and development techniques to customize our technology to the client’s needs on a case by case basis. We do all this, while keeping affordability to the end user in mind” said Feinstein.

Nocopi believes the continuing development of and upgrading to its patented and proprietary technologies, added to the proven acceptance of these technologies in the worldwide marketplace, will contribute to future success for the Company. Nocopi expects consistent growth in both product lines and distribution of these products over the next several quarters.

“We believe that once we have become current with our filings, our shareholders will be pleased with the positive steps our Company has taken. We expect 2013 to be a year of exciting progress for Nocopi” concluded Dr. Feinstein.

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 8, 2012 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.

Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi Technologies, Inc., (610) 834-9600. Source: Nocopi Technologies, Inc.